AVERY DENNISON PROVIDES FINANCIAL UPDATE

PASADENA, Calif., July 18, 2011 – Avery Dennison Corporation (NYSE:AVY) today announced that the Company expects to report unaudited second quarter 2011 net sales of approximately $1.7 billion, a decline versus the same period last year of 2 percent excluding the impact of currency. Unit volume was down an estimated 5 percent, driven primarily by declines in the Company’s largest segments—Pressure-sensitive Materials and Retail Branding and Information Solutions. Second quarter results for the Company’s Office and Consumer Products segment were in line with internal expectations.

The Company expects second quarter earnings per share to be between $0.64 and $0.69, and adjusted (non-GAAP) earnings per share to be between $0.74 and $0.79. These estimates reflect lower-than-expected volume, partially offset by lower employee-related expenses. Actual results are subject to finalizing several items, including a projected tax rate for the year in the high 20 percent range. Year-to-date free cash flow through the second quarter is expected to be approximately negative $165 million, reflecting lower operating results.

For the full-year 2011, the Company now expects earnings per share between $2.25 and $2.55, and adjusted (non-GAAP) earnings per share between $2.45 and $2.75, assuming net sales of between $6.8 and $6.9 billion. These estimates reflect a reduction from the Company’s previous earnings per share guidance, primarily due to lower volumes in the Company’s largest segments.

“In the second quarter, volume in our two largest segments was negatively impacted as consumer packaged goods companies and apparel retailers and brands became more cautious about consumer sentiment and the impact of rising retail prices to offset inflation,” said Dean A. Scarborough, Avery Dennison chairman, president and CEO. “We are taking actions to offset the declines, and we expect to continue the momentum shown in 2010 and earlier this year when conditions improve.”

Adjusted (non-GAAP) EPS refers to as reported net income per common share, assuming dilution, adjusted for the full year estimated tax effect of charges for restructuring and other non-operating costs, asset impairment and lease cancellation charges, and legal settlements. Free cash flow refers to cash flow from operations, less net payments for property, plant, and equipment, software and other deferred charges, plus net proceeds from sale (purchase) of investments. Free cash flow excludes mandatory debt service requirements and other uses of cash that do not directly or immediately support the underlying business (such as discretionary debt reductions, dividends, share repurchases, acquisitions, etc.).

About Avery Dennison
Avery Dennison (NYSE:AVY) helps make brands more inspiring and the world more intelligent. For more than 75 years the company has been a global leader in pressure-sensitive technology and materials, retail branding and information solutions, and organization and identification products for offices and consumers. A FORTUNE 500 company with sales of $6.5 billion in 2010, Avery Dennison is based in Pasadena, California and has employees in over 60 countries. For more information, visit www.averydennison.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this document are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but not limited to risks and uncertainties relating to: fluctuations in cost and availability of raw materials; impact of competitive products and pricing; fluctuations in demand affecting sales to customers; loss of significant contract(s) or customer(s); collection of receivables from customers; selling prices; business mix shift; worldwide and local economic conditions; changes in tax laws and regulations; fluctuations in foreign currency exchange rates and other risks associated with foreign operations; ability of the Company to generate sustained productivity improvement; successful integration of acquisitions and successful execution of divestitures; changes in customer order patterns; customer and supplier concentrations; the financial condition and inventory strategies of customers; timely development and market acceptance of new products; investment in development activities and new production facilities; ability of the Company to achieve and sustain targeted cost reductions; successful implementation of new manufacturing technologies and installation of manufacturing equipment; disruptions in information technology systems; successful installation of new or upgraded information technology systems; volatility of capital and credit markets; impairment of capitalized assets, including goodwill and other intangibles; credit risks; ability of the Company to obtain adequate financing arrangements and to maintain access to capital; fluctuations in interest and tax rates; fluctuations in pension, insurance and employee benefit costs; impact of legal proceedings and environmental, health and safety laws; changes in governmental regulations; changes in political conditions; impact of epidemiological events on the economy and the Company’s customers and suppliers; acts of war, terrorism, and natural disasters; and other factors.

The Company believes that the most significant risk factors that could affect its financial performance in the near-term include (1) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through selling price increases, without a significant loss of volume; (2) the impact of competitors’ actions, including pricing, expansion in key markets, and product offerings; (3) the impact of economic conditions on underlying demand for the Company’s products; and (4) the impact of changes in tax laws and regulations throughout the world.

For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s 2010 Form 10-K, filed on February 28, 2011 with the Securities and Exchange Commission, and subsequent quarterly reports on Form 10-Q. The forward-looking statements included in this document are made only as of the date of this document, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Media Relations:
David Frail (626) 304-2014
David.Frail@averydennison.com

Investor Relations:
Eric M. Leeds (626) 304-2029
investorcom@averydennison.com